Exhibit 10.2

EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT

dated as of October 1, 2018

by and among

COHU, INC.,

EACH OF THE OTHER GRANTORS FROM TIME TO TIME PARTY HERETO

and

deutsche bank ag new york branch,

as Collateral Agent

i

Section 7.	FURTHER ASSURANCES; ADDITIONAL GRANTORS	18

7.1	Further Assurances	18
7.2	Additional Grantors	19

Section 8.	COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT	19

8.1	Power of Attorney	19
8.2	No Duty on the Part of Collateral Agent or Secured Parties	20

Section 9.	REMEDIES	20

9.1	Generally	20
9.2	Application of Proceeds	22
9.3	Sales on Credit	22
9.4	Investment Related Property	22
9.5	Grant of Intellectual Property License	23
9.6	Intellectual Property	23
9.7	Cash Proceeds; Collateral Account	23

Section 10.	COLLATERAL AGENT	24

Section 11.	CONTINUING SECURITY INTEREST; REINSTATEMENT.	24

Section 12.	STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM	24

Section 13.	INTERCREDITOR AGREEMENTS	25

Section 14.	MORTGAGES	25

Section 15.	MISCELLANEOUS	25

Schedules

Schedule 5.1	General Information
Schedule 5.2	Collateral Identification

Exhibits*

Exhibit A	Form of Pledge Supplement
Exhibit B	Form of Copyright Security Agreement
Exhibit C	Form of Patent Security Agreement
Exhibit D	Form of Trademark Security Agreement

*

The Form of Counterpart Agreement (for purposes of joining additional Persons as Guarantors under the Credit Agreement and as Additional Grantors pursuant to Section 7.2 of this Agreement) is set forth as Exhibit H to the Credit Agreement.

ii

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of October 1, 2018 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among COHU, INC., a Delaware corporation (the “Borrower”), each of the Subsidiaries party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each (including the Borrower), a “Grantor”), and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Subsidiaries from time to time party thereto, the Lenders and other parties from time to time party thereto, and DBNY, as Administrative Agent and as Collateral Agent;

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower or any Subsidiary may enter into one or more Bank Product Agreements with one or more Bank Product Providers and/or enter into one or more Secured Rate Contracts with one or more Secured Swap Providers; and

WHEREAS, in consideration of the extensions of credit and other accommodations of the Lenders, the Bank Product Providers and the Secured Swap Providers as set forth in the Credit Agreement, the Bank Product Agreements and the Secured Rate Contracts, respectively, each Grantor has agreed to secure the Secured Obligations (as defined below) as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

Section 1.     DEFINITIONS; INTERPRETATION

1.1     General Definitions. In this Agreement, the following terms have the following meanings:

“Additional Grantors” has the meaning assigned thereto in Section 7.2.

“Agreement” has the meaning set forth in the preamble.

“Borrower” has the meaning set forth in the preamble.

“Cash Proceeds” has the meaning assigned thereto in Section 9.7.

“Collateral” has the meaning assigned thereto in Section 2.1.

“Collateral Account” means any deposit account established by the Collateral Agent.

“Collateral Agent” has the meaning set forth in the preamble.

“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer Software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing Software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or useful in the collection thereof or realization thereupon.

“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Control” means (a) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (b) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (c) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (d) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (e) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, (f) with respect to Letter of Credit Rights, control within the meaning of Section 9-107 of the UCC and (g) with respect to any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.

“Copyright Licenses” means any and all written agreements and licenses providing for the granting of any right in or to Copyrights (whether the applicable Grantor is licensee or licensor thereunder), in each case to the extent not an Excluded Asset.

“Copyright Security Agreement” means a Copyright Security Agreement substantially in the form of Exhibit B, with such amendments or modifications as may be approved by the Collateral Agent.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States copyrights, including copyrights in Software and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and applications for any of the foregoing, including: (a) all registrations and applications therefor including the registrations required to be listed in Schedule 5.2 under the heading “Registered U.S. Copyrights and Copyright Applications” (as such schedule may be amended or supplemented from time to time), (b) all extensions and renewals thereof, (c) all rights corresponding thereto throughout the world, (d) all rights to sue for past, present and future infringements thereof and (e) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit, in each case to the extent not an Excluded Asset.

“Credit Agreement” has the meaning set forth in the recitals.

“DBNY” has the meaning set forth in the preamble.

“Excluded Account” means any payroll account, employee wage and benefit account, tax account, escrow account, fiduciary account or trust account.

“Excluded Asset” means any asset of any Grantor excluded from the security interest hereunder by virtue of Section 2.2 but only to the extent, and for so long as, so excluded thereunder.

“Grantor” has the meaning set forth in the preamble.

“Insurance” means all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof).

“Intellectual Property” means, with respect to any Grantor, collectively, the Copyrights, the Patents, the Trademarks and the Trade Secrets.

“Intellectual Property Licenses” means, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses and Trade Secret Licenses.

“Intercreditor Agreements” means, as of any date of determination, any Pari Passu Lien Intercreditor Agreement and/or any Junior Lien Intercreditor Agreement to which the Collateral Agent is a party and which is in effect as of such date.

“Investment Accounts” means the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts, in each case to the extent not an Excluded Asset.

“Investment Related Property” means (a) all “investment property” (as such term is defined in Article 9 of the UCC) and (b) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt and the Investment Accounts.

“Knowledge” means the actual knowledge of an Executive Officer of the applicable Grantor.

“Material Intellectual Property” means any Intellectual Property included in the Collateral that is material to the business of the Grantors, taken as a whole.

“Patent Licenses” means all written agreements and licenses providing for the granting of any right in or to Patents (whether the applicable Grantor is licensee or licensor thereunder), in each case to the extent not an Excluded Asset.

“Patent Security Agreement” means a Patent Security Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by the Collateral Agent.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to, all United States patents and equivalents thereof in any other country, and applications for any of the foregoing, including: (a) each patent and patent application required to be listed in Schedule 5.2 under the heading “U.S. Patents and Patent Applications” (as such schedule may be amended or supplemented from time to time), (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof, (c) all rights corresponding thereto throughout the world, (d) all inventions and improvements claimed therein, (e) all rights to sue for past, present and future infringements thereof and (f) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit, in each case to the extent not an Excluded Asset.

“Pledge Supplement” means any supplement to this Agreement substantially in the form of Exhibit A.

“Pledged Debt” means all Indebtedness for borrowed money owed to any Grantor, whether or not evidenced by any Instrument, including all intercompany loans and advances and all Indebtedness described on Schedule 5.2 under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the Instruments, if any, evidencing such any of the foregoing, and all interest, cash, Instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing, in each case to the extent not an Excluded Asset.

“Pledged Equity Interests” means all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any Person or business entity including any trust, all Capital Stock described on Schedule 5.2 under the heading “Other Pledged Equity Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such interests and Capital Stock and any interest of any Grantor on the books and records of such Person or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, Instruments, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and Capital Stock, in each case to the extent not an Excluded Asset.

“Pledged LLC Interests” means all interests in any limited liability company and each series thereof including all limited liability company interests listed on Schedule 5.2 under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of any Grantor on the books and records of such limited liability company or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, Instruments, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights as a member of the related limited liability company, in each case to the extent not an Excluded Asset.

“Pledged Partnership Interests” means all interests in any general partnership, limited partnership, limited liability partnership or other partnership including all partnership interests listed on Schedule 5.2 under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of any Grantor on the books and records of such partnership or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, Instruments, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and all rights as a partner of the related partnership, in each case to the extent not an Excluded Asset.

“Pledged Stock” means all shares of capital stock owned by any Grantor in a corporation, including all shares of capital stock described on Schedule 5.2 under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of any Grantor in the entries on the books of the issuer of such shares or on the books of any Securities Intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, Instruments, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares, in each case to the extent not an Excluded Asset.

“Receivables” means all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of each Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records, in each case to the extent not an Excluded Asset.

“Receivables Records” means (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of any Grantor or any computer bureau or agent from time to time acting for such Grantor or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including lien search reports, from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto and (e) all other written or non-written forms of information related in any way to the foregoing or any Receivable, in each case to the extent not an Excluded Asset.

“Secured Obligations” has the meaning assigned in Section 3.1.

“Software” means computer programs, object code, source code and supporting documentation, including, without limitation, “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York and computer programs that may be construed as included in the definition of “goods” in the Uniform Commercial Code as in effect on the date hereof in the State of New York, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.

“Trademark Licenses” means any and all written agreements and licenses providing for the granting of any right in or to Trademarks (other than such licenses that are ancillary to other commercial agreements) or permitting co-existence (whether the applicable Grantor is licensee or licensor thereunder), in each case to the extent not an Excluded Asset.

“Trademark Security Agreement” means a Trademark Security Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Collateral Agent.

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to, all United States trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers of a like nature, all registrations and applications for any of the foregoing including: (a) the registrations and applications referred to in Schedule 5.2 under the heading “U.S. Trademark Registrations and Trademark Applications” (as such schedule may be amended or supplemented from time to time), (b) all extensions or renewals of any of the foregoing, (c) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (d) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill and (e) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit, in each case to the extent not an Excluded Asset.

“Trade Secret Licenses” means any and all written agreements providing for the granting of any right in or to Trade Secrets (whether the applicable Grantor is licensee or licensor thereunder).

“Trade Secrets” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to, all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, including: (a) the right to sue for past, present and future misappropriation or other violation thereof and (b) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit, in each case to the extent not an Excluded Asset.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law the perfection, the effect of perfection or non-perfection, the priority of, or remedies with respect to, the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority or remedies.

“United States” or “U.S.” means the United States of America.

1.2     UCC Definitions. The following capitalized terms have the respective meanings set forth in the UCC: Account, Account Debtor, Bank, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Deposit Account, Document, Electronic Chattel Paper, Entitlement Order, Equipment, Fixtures, General Intangibles, Goods, Inventory, Letter of Credit Right, Money, Payment Intangible, Proceeds, Record, Securities Account, Securities Intermediary, Security, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security. In addition, the capitalized term Instrument has the meaning assigned thereto in Article 9 of the UCC.

1.3     Credit Agreement Definitions; Interpretation. All other capitalized or non-capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein have the meanings ascribed thereto in the Credit Agreement. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References to “hereof” or “herein” mean of or in this Agreement, as applicable. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document). The words “asset” and “property” shall be construed to have the same meaning and effect. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any reference to any law or regulation shall (a) include all statutory and regulatory provisions consolidating, replacing or interpreting or supplementing such law or regulation and (b) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article or Division of the UCC.

Section 2.     GRANT OF SECURITY

2.1        Grant of Security. Each Grantor hereby grants and pledges to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)     each and every Account;

(b)     Chattel Paper;

(c)     Documents;

(d)     General Intangibles;

(e)     Goods, including Inventory and Equipment;

(f)     Instruments;

(g)     Intellectual Property and Intellectual Property Licenses;

(h)     Software;

(i)     Investment Related Property (including Deposit Accounts and Securities Accounts);

(j)     Letter of Credit Rights;

(k)     Receivables and Receivable Records;

(l)     Commercial Tort Claims described on Schedule 5.2;

(m)     all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(n)     to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing;

provided that, notwithstanding any other provision set forth in this Agreement, this Agreement shall not, at any time, constitute a grant of a security interest or Lien upon any property that is, at such time, an Excluded Asset, and the term “Collateral” shall not include any Excluded Asset.

2.2     Certain Limited Exclusions. Notwithstanding anything herein or in any other Credit Document to the contrary, in no event shall the Collateral include, or the security interest granted, assigned and pledged under Section 2.1, attach to:

(a)     any license, sublicense, instrument, contract or other agreement to which any Credit Party is a party, and any of its rights or interest thereunder, and any assets to the extent that a security interest therein:

(i)     is prohibited by or in violation of any law, rule or regulation or agreement with any Governmental Authority applicable to such Credit Party or requires governmental (including regulatory) consent, approval, license or authorization,

(ii)     is prohibited by or in violation of the terms of any such license, sublicense, instrument, contract or other agreement or would create a right of termination in favor of any unaffiliated third party; provided that any such prohibition in any license, sublicense instrument, contract or agreement was not entered into for the purpose of qualifying for the exclusion in this clause (a)(ii),

(iii)     in the case of assets subject to liens securing permitted acquired debt (limited to the acquired assets), sale and leaseback transactions, purchase money debt or capital lease obligations permitted under the Credit Agreement, to the extent and for so long as the agreements governing such debt or capital lease obligations do not permit the grant of a security interest in such assets or require the consent of any person (other than a Credit Party) as a condition to the creation of any other security interest on such asset or if the granting of a security interest in such assets would create a right of termination in favor of any other party thereto, and, in each case, such prohibition or requirement is permitted under the Credit Agreement, or

(iv)     in the case of assets acquired after the Closing Date, to the extent and for so long as the grant of a security interest in such asset is not permitted pursuant to the terms of a contract binding on such asset at the time of acquisition thereof and was not entered into in contemplation of such acquisition;

in each case of clauses (i) through (iii), after giving effect to the applicable anti-assignment provisions of the UCC and other applicable Laws, other than proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable laws notwithstanding such prohibition; provided that such license, sublicense, instrument, contract or other agreement or other asset shall cease to be an Excluded Asset and the security interest granted under Section 2.1 shall attach immediately at such time as the applicable limitation set forth herein shall cease to be in effect;

(b)     any asset, to the extent that a security interest therein reasonably would be expected to result in material adverse tax consequences to the Borrower or its Subsidiaries (including, for the avoidance of doubt, any tax consequences to any such entity in respect of which a tax payment may be made) as reasonably determined by the Borrower in consultation with the Administrative Agent;

(c)     the outstanding stock of any Excluded Foreign Subsidiary, with the exception of (i) Voting Capital Stock not in excess of 65% of the voting power of all classes of Voting Capital Stock then outstanding of an Excluded Foreign Subsidiary owned directly by the Borrower or by any Guarantor Subsidiary or (ii) stock of an Excluded Foreign Subsidiary owned directly by the Borrower or by any Guarantor Subsidiary that is not Voting Capital Stock;

(d)     (A) any “intent-to-use” trademark or service mark application, filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act with respect thereto (it being understood that after such period such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral) or (B) and any other Intellectual Property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such Intellectual Property under applicable Law;

(e)     (A) any Capital Stock of any joint venture or any non-wholly owned Subsidiary, in each case to the extent that a security interest is not permitted by the terms of such Person’s organizational or joint venture documents or other agreements with holders of such Capital Stock, other than to the extent that any such term would be rendered ineffective under the UCC of any relevant jurisdiction or any other applicable Law (including the Bankruptcy Code), in each case after giving effect to the applicable anti-assignment provisions of the UCC and other applicable Law; provided that such Capital Stock shall cease to be an Excluded Asset and the security interest granted under Section 2.1 shall attach immediately at such time as such prohibition ceases to be in effect; and (B) any Margin Stock;

(f)     any Excluded Real Estate Assets;

(g)     any Excluded Accounts;

(h)     to the extent a security interest therein could not be perfected by the filing of a UCC-1 financing statement:

(i)     motor vehicles, airplanes and any other assets subject to certificates of title, including aircraft engines, or helicopters or other assets constituting a part thereof;

(ii)     any Letter of Credit Rights with a value of less than $1,000,000;

(iii)     Commercial Tort Claims with a value equal to or less than $5,000,000; and

(i)     any property or asset with respect to which the Collateral Agent and the Borrower reasonably agree in writing that the cost, burden, difficulty or consequence (including adverse tax consequences) of obtaining, perfecting or maintaining a security interest in such property or asset outweighs the benefits of the security afforded thereby.

Notwithstanding anything contained herein or in any other Credit Document to the contrary (other than as provided in this Section 2.2), no Grantor shall be required to take any action intended to cause any Excluded Asset to constitute Collateral and none of the covenants, representations and warranties or other agreements of any Grantor with respect to any Collateral shall be deemed to apply to any property or asset constituting an Excluded Asset unless and until such property or asset ceases to constitute an Excluded Asset.

Section 3.     SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE

3.1      Security for Obligations.  This Agreement and the grant of the security interest in Section 2.1 secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof) (including interest, fees, premium, expenses and other charges accruing on or after the commencement of any Bankruptcy Proceeding at the rate provided for in the Credit Documents or as otherwise required by the relevant court, in a final and non-appealable decision, whether or not such interest, fees, premium, expenses or other charges are allowed or allowable in any such Bankruptcy Proceeding)), of all Obligations other than with respect to a Grantor, any Excluded Swap Obligations of such Grantor (the “Secured Obligations”).

3.2     Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (b) each Grantor shall remain liable under each of the agreements included in the Collateral, including any agreements relating to Pledged Partnership Interests, Pledged Stock, Pledged LLC Interests or other Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto and neither the Collateral Agent nor any other Secured Party shall have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to Pledged Partnership Interests, Pledged Stock, Pledged LLC Interests or other Pledged Equity Interests, and (c) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

Section 4.     CERTAIN PERFECTION REQUIREMENTS

4.1        Delivery Requirements.

(a)     With respect to any Certificated Securities included in the Collateral, each Grantor shall (on the Closing Date or with respect to Certificated Securities acquired or created after the date hereof) deliver to the Collateral Agent the Security Certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC) or accompanied by transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank along with irrevocable proxies in form and substance satisfactory to the Collateral Agent, by the later of (x) thirty (30) days after the acquisition thereof, or (y) the timing required pursuant to Section 4.6(b), or such longer time as the Collateral Agent may agree in its reasonable discretion.

(b)     With respect to any Instrument (other than any Instrument deposited or to be deposited for collection in the ordinary course of business) or Tangible Chattel Paper included in the Collateral with a face amount in excess of $500,000 individually (provided that there shall not be Tangible Chattel Paper worth more than $1,000,000 in the aggregate that shall remain undelivered to Collateral Agent at any time), each Grantor shall (on the Closing Date or with respect to Instruments or Tangible Chattel Paper acquired or created after the date hereof, deliver to the Collateral Agent all such Instruments or Tangible Chattel Paper duly indorsed in blank, by the later of (x) thirty (30) days after the acquisition thereof, or (y) the timing required pursuant to Section 4.6(b), or such longer time as the Collateral Agent may agree in its reasonable discretion.

4.2         Intellectual Property Recording Requirements.

(a)     In the case of any Collateral consisting of U.S. registered Copyrights and applications therefor, the applicable Grantor shall execute and deliver to the Collateral Agent a Copyright Security Agreement substantially in the form of Exhibit B hereto (or a supplement thereto) for recordation with the U.S. Copyright Office covering all such Copyrights with respect to the security interest of the Collateral Agent.

(b)     In the case of any Collateral consisting of issued U.S. Patents and applications therefor, the applicable Grantor shall execute and deliver to the Collateral Agent a Patent Security Agreement substantially in the form of Exhibit C hereto (or a supplement thereto) for recordation with the U.S. Patent and Trademark Office covering all such Patents with respect to the security interest of the Collateral Agent.

(c)     In the case of any Collateral consisting of U.S. registered Trademarks and applications therefor, the applicable Grantor shall execute and deliver to the Collateral Agent a Trademark Security Agreement substantially in the form of Exhibit D hereto (or a supplement thereto) for recordation with the U.S. Patent and Trademark Office covering all such Trademarks with respect to the security interest of the Collateral Agent.

(d)     Notwithstanding anything in this Agreement to the contrary, other than the filings set forth in the foregoing Sections 4.2(a)-(c), no Grantor shall be obligated to take any other steps or actions in connection with the grant or perfection of the security interest of the Collateral Agent in any Collateral consisting of Intellectual Property.

4.3        Pledged Partnership Interests and Pledged LLC Interests. With respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral, if any Grantor owns less than 100% of the Capital Stock in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, such Grantor shall use commercially reasonable efforts to obtain the consent of each other holder of the partnership interests or limited liability company interests in such issuer only if such other holder is another Grantor or a Subsidiary of any Grantor to the security interest of the Collateral Agent hereunder and, at any time during the continuance of an Event of Default, the transfer of such Pledged Partnership Interests and Pledged LLC Interests to the Collateral Agent or its designee and the substitution of such Grantor by the Collateral Agent or its designee as a partner or member with all the rights and powers related thereto. Each Grantor consents to the grant by each other Grantor of a Lien in all Investment Related Property to the Collateral Agent and without limiting the generality of the foregoing consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its designee during the continuance of an Event of Default and to the substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

4.4        Commercial Tort Claims. If any Grantor shall at any time after the date of this Agreement file in a court a competent jurisdiction a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) or $5,000,000 or more, such Assignor shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with a supplement to Schedule 5.2, identifying such Commercial Tort Claim, to be completed in accordance with Section 4.6(b).

4.5         Control. No control agreements shall be required hereunder or under any other Credit Document at any time with respect to any Investment Account.

4.6        Timing.

(a)     Notwithstanding anything herein to the contrary, to the extent that any Grantor party to this Agreement on the Closing Date does not or cannot create or perfect, after use of commercially reasonable efforts to do so, on the Closing Date the Collateral Agent’s security interest in any Collateral required to be created or perfected by this Agreement or deliver any Collateral other than, in each case, the creation, perfection and delivery required by Section 3.1(m) of the Credit Agreement (other than to the extent that a Lien on such Collateral may be perfected by (i) the filing of a financing statement under the UCC or (ii) the delivery of Certificated Securities representing the equity interests of the Borrower’s direct Subsidiaries), such Grantor will not be required to create or perfect the Collateral Agent’s security interest in such Collateral or deliver such Collateral until the date that is, with respect to any other Collateral owned by such Grantor on the Closing Date immediately following the Transactions, ninety (90) days after the Closing Date (or such longer period as the Collateral Agent may agree in its reasonable discretion).

(b)     Except as otherwise set forth in this Agreement or the Credit Agreement, with respect to any Collateral acquired after the Closing Date and Collateral of any Person that becomes a Grantor after the Closing Date, such Grantor shall comply with the requirements of this Section 4 on or prior to the date on which the next quarterly Compliance Certificate, or in the case of Intellectual Property, annual compliance certificate, is due pursuant to Section 5.1(e) of the Credit Agreement (or in each case, such later date agreed to by the Collateral Agent in its reasonable discretion); provided that, (i) each Grantor shall use commercially reasonable efforts to comply with the requirements of this Section 4 in the case of Intellectual Property on or prior to the date on which the next quarterly Compliance Certificate is due pursuant to Section 5.1(e) of the Credit Agreement and (ii) with respect to any Person that becomes a Grantor after the Closing Date, such Person shall have thirty (30) days from the date of becoming a Grantor (or such later date agreed to by the Collateral Agent in its reasonable discretion) to comply with the requirements of this Section 4.

Section 5.     certain REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

5.1        Grantor Information and Status.

(a)     As of the Closing Date, Schedule 5.1(A) sets forth under the appropriate headings with respect to each Grantor: (1) the full legal name of such Grantor, (2) its type of organization, (3) its jurisdiction of organization, (4) the jurisdiction where its chief executive office or its sole place of business is located and (5) its organizational identification number, if any.

(b)     As of the Closing Date, Schedule 5.1(B) sets forth under the appropriate headings with respect to each applicable Grantor, if any, all trade names or other names under which such Grantor currently conducts business.

(c)     Except as provided on Schedule 5.1(C), no Grantor has changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise), in each case, within the five (5) years preceding the Closing Date.

(d)     As of the Closing Date, Schedule 5.1(D) sets forth (i) the appropriate filing offices for the financing statements attached hereto with respect to each Grantor and (ii) the appropriate filing offices for the filings described in Section 4.2. No other filings are required in the United States to perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

5.2         Collateral Identification, Special Collateral.

(a)     Schedule 5.2 sets forth, as of the Closing Date, under the appropriate headings all of each Grantor’s: (i) Investment Related Property comprised of (x) Pledged Equity Interests and (y) Pledged Debt having an aggregate principal amount outstanding on the Closing Date in excess of $1,000,000, (ii) Intellectual Property comprised of United States Copyright registrations and United States registrations of and applications for Patents and Trademarks, in each case, owned by such Grantor, (iii) Commercial Tort Claims filed in a court of competent jurisdiction with a value in excess of $5,000,000 and (iv) Letter of Credit Rights with a value in excess of $1,000,000.

(b)     All information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.3         Status of Security Interest.

(a)     Upon the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral (which may include “all assets” or words of similar effect) in the filing offices set forth opposite such Grantor’s name on Schedule 5.1(D) (as such schedule may be amended or supplemented from time to time), the security interests of the Collateral Agent in all Collateral of such Grantor that can be perfected by the filing of a financing statement under the UCC as in effect in any jurisdiction will constitute valid, perfected, first priority Liens, subject to any Permitted Liens. Each agreement purporting to give the Collateral Agent Control over any Collateral is effective to establish the Collateral Agent’s Control of the Collateral subject thereto to the extent required under Section 4.1.

(b)     To the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in U.S. registered Copyrights and Copyright applications, U.S. issued Patents and Patent applications or U.S. registered Trademarks and applications therefor, in each case owned by such Grantor, in the United States Copyright Office or the United States Patent and Trademark Office, as applicable, the security interests granted to the Collateral Agent hereunder in such Intellectual Property shall constitute valid, perfected, first priority Liens, subject to any Permitted Liens, to the extent a security interest may be perfected by such recording.

(c)     No authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) to such Grantor’s Knowledge, the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable Law), except (A) for the filings contemplated by clauses (a) and (b) above and (B) as may be required, in connection with the disposition of any Investment Related Property, by Laws generally affecting the offering and sale of Securities.

(d)     Notwithstanding anything herein to the contrary, no Grantor makes any representation or warranty as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to this Agreement.

5.4         Pledged Equity Interests, Investment Related Property.

(a)     The applicable Grantor is the record and beneficial owner of the Pledged Equity Interests purported to be owned by it, free of all Liens, rights or claims of other Persons (other than Permitted Liens) and, except as permitted by the Credit Agreement, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

(b)     No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority (subject to Permitted Liens) Lien status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained.

(c)     None of the Pledged LLC Interests and Pledged Partnership Interests represents interests that by their terms provide that they are Securities governed by the UCC of an applicable jurisdiction unless such Pledged LLC Interests or Pledged Partnership Interests are represented by a certificate and the applicable Grantor complies with the requirements of Section 4.1(a) with respect thereto.

5.5         Intellectual Property.

(a)     The U.S. Copyrights, Patents and Trademarks listed on Schedule 5.2 include all material U.S. Copyrights, Patents and Trademarks included in the Collateral that such Grantor owns as of the Closing Date that are registered or applied for at the United States Patent and Trademark Office, or registered at the United States Copyright Office. The applicable Grantor is the sole and exclusive owner of all such Intellectual Property listed on Schedule 5.2 (as such schedule may be amended or supplemented from time to time), except for such property disposed of in accordance with the Credit Agreement. Each Grantor owns, licenses, or otherwise has the right to use all Intellectual Property used in or otherwise necessary for the operation of such Grantor’s business substantially as currently conducted, except where the failure of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(b)     Except as set forth on Schedule 5.2, all of the material registrations and applications for Intellectual Property owned by such Grantor and included in the Collateral are subsisting and have not been adjudged invalid or unenforceable by any Governmental Authority, in whole or in part, nor, in the case of Patents, are any of the material issued Patents constituting Intellectual Property that are included in the Collateral the subject of a reexamination proceeding.

(c)     All material Copyright registrations and applications for Copyrights, all material Patents and Patent applications and all material registered Trademarks and applications for registered Trademarks listed in Schedule 5.2 (as may be amended or supplemented from time to time) are recorded in the name of the applicable Grantor, except for such property disposed of in accordance with the Credit Agreement.

(d)     Except as set forth on Schedule 5.2, (i) the conduct of such Grantor’s business does not infringe upon or misappropriate or otherwise violate any material intellectual property rights of any other Person and (ii) no written claim has been received by such Grantor that has not been resolved that the use of any Intellectual Property owned or used by such Grantor (or any of its respective licensees) infringes upon, misappropriates or otherwise violates the asserted intellectual property rights of any other Person, except in each case of this clause (d) as could not reasonably be expected to result in a Material Adverse Effect.

(e)     Except as set forth on Schedule 5.2, to the Knowledge of each Grantor, no other Person is infringing upon, misappropriating or otherwise violating any rights in any material Intellectual Property owned by such Grantor.

Section 6.     Certain cOVENANTS

Each Grantor hereby covenants and agrees that:

6.1         Grantor Information and Status.      Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Credit Agreement, each Grantor agrees to, within thirty (30) days following such event (or such later date as the Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent of any change in any Grantor’s legal name, type of organization, chief executive office or jurisdiction of organization, and shall, subject to Section 6.3(b), have taken all actions necessary or reasonably requested by the Collateral Agent to maintain the continuous validity, perfection and the same priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby, which in the case of any change in corporate structure shall include (to the extent applicable) executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, upon completion of such change in corporate structure confirming the grant of the security interest hereunder.

6.2         Defense of Collateral; Notice of Impairment of Collateral.

(a)     Each Grantor shall use commercially reasonable efforts to defend the Collateral against all Liens (other than Permitted Liens).

(b)     Upon any Executive Officer of any Grantor obtaining Knowledge thereof, such Grantor shall promptly notify the Collateral Agent in writing of any event reasonably expected to have a Material Adverse Effect on the aggregate value of the Collateral, the ability of any Grantor or the Collateral Agent to dispose of a material portion of the Collateral or the rights and remedies of the Collateral Agent in relation thereto, including the levy of any legal process against a material portion of the Collateral.

(c)     No Grantor shall sell, transfer or assign (by operation of Law or otherwise) or exclusively license to another Person any Collateral except as otherwise permitted by the Credit Agreement.

6.3         Status of Security Interest.

(a)     Subject to the limitations set forth in clause (b) below, each Grantor shall maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected, first priority (subject to Permitted Liens) Liens.

(b)     Notwithstanding anything in this Agreement or any other Credit Document to the contrary, (i) no Grantor shall be required to take any action to perfect any Collateral that can only be perfected by (A) Control, except as and to the extent specified in Section 4 and (B) foreign filings with respect to Intellectual Property, (ii) other than the filing of a UCC-1 financing statement in the applicable Grantor’s jurisdiction of organization, no actions will be required to perfect the Collateral Agent’s security interest in any Letter of Credit Rights, (iii) no Grantor shall be required to (A) execute any agreement, instrument or other document, complete any filings or take any other action with respect to the creation, perfection or maintenance of the Collateral Agent’s security interest in any Collateral in each case, located in, governed by or arising or existing under the laws of any jurisdiction outside of the United States or any State or territory thereof or the District of Columbia (in each case, other than the delivery of Pledged Equity Interests if such Pledged Equity Interests are certificated or Pledged Debt if in physical form) or (B) deliver landlord, bailee or warehouseman waivers or collateral access agreements in any circumstances and (iv) other than the actions required under Section 4.2, no Grantor shall be obligated to take any other steps or actions in connection with the grant or perfection of the security interest of the Collateral Agent in any Collateral consisting of Intellectual Property.

6.4         Receivables.

(a)     Following and during the continuation of an Event of Default, no Grantor shall (i) grant any extension or renewal of the time of payment of any Receivable, (ii) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (iii) release, wholly or partially, any Person liable for the payment thereof or (iv) allow any credit or discount thereon, in each case of (i) through (iv), other than in the ordinary course of business, as permitted under the Credit Agreement.

(b)     Following the occurrence and during the continuation of an Event of Default, the Collateral Agent has the right at any time, upon three (3) Business Days’ prior written notice to the Borrower and the applicable Grantor to (i) notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation; (ii) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (iii) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (iv) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent so notifies the Borrower and such applicable Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of such Receivables received by such Grantor shall be, within two (2) Business Days (or such longer period as the Collateral Agent may agree in its reasonable discretion), deposited by the applicable Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and, except as the Collateral Agent may otherwise agree, such Grantor shall not adjust, settle or compromise the amount or payment of any Receivables, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

6.5         Pledged Equity Interests, Investment Related Property.

(a)        Dividends, Interest or Distributions Prior to an Event of Default. Except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property (other than Deposit Accounts), then (i) such dividends, interest or distributions and Securities or other property shall be included in the definition of Collateral without further action (except to the extent such property otherwise constitutes an Excluded Asset) and (ii) such Grantor shall comply with the requirements of Section 4 to the extent applicable to such property. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Collateral Agent authorizes each Grantor to retain all dividends and distributions paid by the issuer and all payments of interest to the extent such dividends, distributions and interest is permitted and otherwise paid or distributed in accordance with the Credit Agreement.

(b)       Voting Prior to an Event of Default. So long as no Event of Default has occurred and is continuing, except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement.

(c)        Dividends and Voting After an Event of Default. (i) Upon the occurrence and during the continuation of an Event of Default and upon two (2) Business Days’ prior written notice from the Collateral Agent to the Borrower and such Grantor to exercise such rights:

(A)     all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights;

(B)     in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies (including irrevocable proxies in form and substance reasonably satisfactory to the Collateral Agent), dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney as set forth in Section 8.1; and

(C)     all rights of each Grantor to receive dividends, distributions or interest pursuant to Section 6.5(a) or otherwise shall immediately cease and be vested with the Collateral Agent, which shall thereupon have the sole right to hold as Collateral such dividends, distributions and interests thereof.

(ii)     All distributions, dividends, interest and other amounts which are received by any Grantor contrary to the provisions of this Section 6.5(c) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall immediately be paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

6.6         Intellectual Property.

(a)     Except (i) as permitted by the Credit Agreement or (ii) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, such Grantor shall not knowingly do any act or knowingly omit to do any commercially reasonable act whereby any of the Intellectual Property owned by such Grantor that is included in the Collateral may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein.

(b)     Except (i) as permitted by the Credit Agreement or (ii) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, such Grantor shall not, with respect to any Trademarks constituting Intellectual Property that is included in the Collateral, cease the use of any of such Trademarks (unless continued use of such Trademarks would be commercially unreasonable) or fail to use commercially reasonable steps to control the quality of its products sold and its services rendered under any of such Trademark consistent with industry standards and each Grantor shall take commercially reasonable steps to insure that licensees of such Trademarks comply with such industry standards.

(c)     Except as permitted by the Credit Agreement, such Grantor shall take commercially reasonable steps in the United States Copyright Office or the United States Patent and Trademark Office to pursue any application and maintain any registration of each Copyright, Patent and Trademark constituting Material Intellectual Property owned by such Grantor (to the extent permitted by law) including those items on Schedule 5.2 (as each may be amended or supplemented from time to time).

6.7         Uncertificated Securities.

No Grantor shall permit any of its Subsidiaries that is an issuer of Uncertificated Securities included in the Collateral to allow such Uncertificated Securities to become Certificated Securities unless such Grantor complies with the procedures set forth in Section 4.1(a) above.

Section 7.     FURTHER ASSURANCES; ADDITIONAL GRANTORS

7.1        Further Assurances.

(a)     Subject to Section 4.2(d) and Section 6.3(b), each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary (in the reasonable determination of the Collateral Agent) or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i)     file such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary (in the reasonable determination of the Collateral Agent) or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby, subject to Section 6.3(b);

(ii)      at the Collateral Agent’s reasonable request, appear in and defend any action or proceeding that, if determined adversely to the Grantor or the Collateral Agent, would directly and adversely affect such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral; and

(iii)     furnish the Collateral Agent with such information regarding the Collateral, including the location thereof, as the Collateral Agent may reasonably request from time to time.

(b)     Subject to Section 6.3(b), each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including financing or continuation statements, intellectual property security agreements and amendments to any of the foregoing, in any applicable U.S. jurisdictions and with any U.S. filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.”

7.2     Additional Grantors. From time to time subsequent to the date hereof, additional Subsidiaries of the Borrower (other than any Excluded Subsidiaries) may, in accordance with Section 5.10 of the Credit Agreement or the definition of “Guarantor Subsidiary” in Section 1.1 of the Credit Agreement, become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement substantially in the form of Exhibit H to the Credit Agreement. Upon delivery of any such Counterpart Agreement to the Collateral Agent, each Additional Grantor shall be a Grantor hereunder and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Collateral Agent not to cause any Subsidiary of Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

Section 8.     COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT

8.1        Power of Attorney.  Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion, only upon the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a)     to obtain and adjust Insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b)     to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for Moneys due and to become due under or in respect of any of the Collateral;

(c)     to receive, endorse and collect any drafts or other Instruments, Documents and Chattel Paper in connection with clause (b) above;

(d)     to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e)     to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand;

(f)     to pay or discharge taxes or Liens levied or placed on or threatened against the Collateral; and

(g)     to generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

8.2     No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 9.      REMEDIES

9.1         Generally.

(a)     If any Event of Default has occurred and is continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at Law or in equity, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)       require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon written request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii)      enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii)     prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv)     without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or non-exclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b)     The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable Law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of Law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by Law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof solely by virtue of using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, the Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at Law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives (to the extent permitted by applicable Law) and agrees (to the extent permitted by applicable Law) not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.

(c)     In connection with its exercise of remedies hereunder, the Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)     The Collateral Agent has no obligation to marshal any of the Collateral.

9.2         Application of Proceeds. Subject to any Intercreditor Agreements, except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against the Secured Obligations in the order of priority set forth in Section 8.3 of the Credit Agreement.

9.3         Sales on Credit. If the Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

9.4         Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities Laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities Laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale made in compliance with the UCC shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent has no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities Laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer (or use commercially reasonable efforts to cause any issuer that is not a Subsidiary of such Grantor) of any Investment Related Property to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder, as the same are from time to time in effect.

9.5         Grant of Intellectual Property License. Subject to Section 9.6, upon the occurrence and during the continuance of an Event of Default, for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 9 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent of such Grantor’s rights therein and to the extent permitted by the applicable Law, licenses or other agreements relating thereto, an irrevocable (during the continuation of an Event of Default) non-exclusive, non-transferrable, limited license, subject, in the case of Trademarks constituting Collateral, to sufficient rights in favor of such Grantor to quality control and inspection relating to the nature and quality of goods and services to be offered in connection with such Trademarks to avoid the risk of invalidation of such Trademarks and subject, in the case of Trade Secrets, to standard confidentiality obligations, to use or sublicense any of the Intellectual Property included in the Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located, such license being exercisable without payment of royalty or other compensation to such Grantor; provided that all goodwill arising from any licensed or sublicensed use of any such Trademarks constituting Collateral shall inure to the benefit of the applicable Grantor and provided further that upon termination of the Event of Default and so long as no other Event of Default has occurred and is continuing, any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall immediately terminate. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

9.6         Intellectual Property. Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:

(a)     the Collateral Agent has the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property included in the Collateral and rights under Intellectual Property Licenses included in the Collateral in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement;

(b)     other than any use of a Trademark included in the Collateral that is required to maintain the validity of such Trademark, the Collateral Agent has the right to direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Intellectual Property included in the Collateral in any manner whatsoever, directly or indirectly; and

(c)     the Collateral Agent has the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property included in the Collateral, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.

9.7         Cash Proceeds; Collateral Account. If any Event of Default has occurred and is continuing, in addition to the rights of the Collateral Agent specified in Section 6.4 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, upon written request of the Collateral Agent, promptly (but in any event within two (2) Business Days or such longer period as the Collateral Agent may agree in its reasonable discretion) following receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, at the sole discretion of the Collateral Agent, (a) be held by the Collateral Agent for the benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (b) then or at any time thereafter may be held by the Collateral Agent and applied by the Administrative Agent to the Secured Obligations then due and owing pursuant to the terms of the Credit Agreement. Upon the cure or waiver of all continuing Events of Default certified in writing by the Borrower, all Cash Proceeds held by the Collateral Agent that have not been otherwise applied shall be returned to the applicable Grantor or as the Borrower may otherwise direct in writing.

Section 10.     COLLATERAL AGENT

The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and has the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement.  In furtherance of the foregoing provisions of this Section 10, each Secured Party (other than the Collateral Agent and Administrative Agent), by its acceptance of the benefits hereof, agrees that it has no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section. The provisions of the Credit Agreement relating to the Collateral Agent including the provisions relating to resignation or removal of the Collateral Agent and the powers and duties and immunities of the Collateral Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement to the extent provided therein.

Section 11.     CONTINUING SECURITY INTEREST; REINSTATEMENT.

Each Grantor agrees that, if any payment made by any Credit Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, (a) any Lien or other Collateral securing such Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing or (b) any provision of the Guaranty under the Credit Agreement shall have been terminated, cancelled or surrendered, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

Section 12.    STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. The Collateral Agent shall not be responsible for any failure to exercise any such powers or any delay in so doing. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for Moneys actually received by it hereunder, the Collateral Agent has no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise.

Section 13.     INTERCREDITOR AGREEMENTS

Notwithstanding anything herein to the contrary, (a) the liens and security interests granted to the Collateral Agent pursuant to this Agreement and (b) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and the provisions of any Intercreditor Agreements.  In the event of any conflict between the terms of any Intercreditor Agreement and the terms of this Agreement, the terms of such Intercreditor Agreement shall govern.

Section 14.     MORTGAGES

In the case of a conflict between this Agreement and any Mortgage with respect to any Material Real Estate Asset that is also subject to a valid and enforceable Lien under the terms of such Mortgage (including Fixtures), the terms of such Mortgage shall govern.

Section 15.     MISCELLANEOUS

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement.  No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and assigns.  Except as permitted under the Credit Agreement, no Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.  Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties pertaining to the subject matter hereof.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.5 of the Credit Agreement; provided, however, that (a) to the extent expressly required hereunder or under the Credit Agreement, schedules to this Agreement may be amended or supplemented through Pledge Supplements, substantially in the form of Exhibit A attached hereto, duly executed by the Collateral Agent and each applicable Grantor, and as otherwise expressly provided in this Agreement and (b) additional Grantors may join this Agreement in accordance with Section 7.2.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTIONS 10.15 (CONSENT TO JURISDICTION) AND 10.16 (WAIVER OF JURY TRIAL) OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

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IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

GRANTORS:

COHU, INC. DELTA DESIGN, INC. KITA USA, INC. ROSENHEIM AUTOMATION SYSTEMS CORPORATION XCERRA CORPORATION MULTITEST ELECTRONIC SYSTEMS INC. EVERETT CHARLES TECHNOLOGIES LLC XCERRA INTERNATIONAL INC.

By:	/s/ Jeffrey D. Jones
Name: Jeffrey D. Jones
Title: Chief Financial Officer

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Vice President

By:	/s/ Alicia Schug
Name: Alicia Schug
Title: Vice President